Exhibit 23.1
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126981, 333-83842 and 333-35539) of Checkpoint Systems, Inc. of our report dated November 30, 2007 relating to the financial statements of Secured Accessories — S3 Business Divisions of Alpha Security Products, Inc. and Subsidiary as of December 31, 2006, which report is included in this Current Report on Form 8-K/A dated January 17, 2008.
January 17, 2008